Exhibit 10.30

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Memorandum

JEPLAN, Inc. (hereinafter referred to as “Party A”), JEPLAN Holdings, Inc. (hereinafter referred to as “Party B”), and Asahi Soft Drinks Co., Ltd (hereinafter referred to as “Party C”) hereby enter into this memorandum (hereinafter referred to as this “Memorandum”) concerning the construction of Party A’s new factory scheduled to operate from 2027 and the sale of recycled resin manufactured at the new factory to Party C, as follows.

Article 1 (Purpose)

Parties A, B, and C agree as follows, with the purpose (hereinafter referred to as the “Purpose”) of promoting chemical recycling technology and building a cooperative system to facilitate the construction of Party A’s new factory (hereinafter referred to as the “New Factory”) scheduled to operate from 2027.

Article 2 (Right of First Refusal to Purchase Chemical Recycling Resin)

Regarding the chemical recycling resin manufactured at the New Factory, Party A shall grant Party C the right to negotiate and purchase the chemical recycling resin prior to third parties. The content of such right of first negotiation shall be for a period of [**] (hereinafter referred to as the “Period”) from the day the shipment of chemical recycling resin starts at the New Factory, where 1) the transaction volume shall be up to [**] tons per year, and 2) the transaction price shall be based on [**] and both Party A and Party C shall negotiate [**] and determine the final price and quantity, and conclude the final sales contract.

Article 3 (Dispatch of Directors)

1.	Party C shall have the right to nominate [1] candidate for part-time director of Party A. If Party C makes such a nomination, Party A shall make the utmost effort to propose a director election motion where the nominee nominated by Party C is elected as director candidate of Party A at the first general meeting of shareholders of Party A held after such nomination so that the motion is approved at the said general meeting of shareholders. Party B shall exercise its voting rights in favor of the approval of the said motion at the said general meeting of shareholders after the effective date of the share exchange agreement between Party A and Party B, which makes Party B the wholly-owning parent company and Party A the wholly-owned subsidiary (hereinafter referred to as the “Share Exchange”). In the event that the director nominated by Party C leaves his or her office by resignation or for any other reason, or in the event that Party C requests Party A to change the said director, Party A (and Party B after the effective date of the Share Exchange) shall bear the same obligations as above.

2.	Party C represents and warrants that the director candidate mentioned in the preceding paragraph is not a member of organized crime groups, quasi-member of organized crime groups, company related to organized crime groups, sokaiya (corporate extortionists), group advocating social movements or violence, special intelligence violence group, or any other person equivalent thereto.

Article 4 (Participation in the New Factory Construction Project)

1.	Party A, Party B, and Party C shall launch the construction project for the New Factory for the manufacture of chemical recycling resin (hereinafter referred to as the “Project”) for the achievement of the Purpose.

2.	Party C may dispatch its employees to Party A for the Project. The employees of Party C to be dispatched, the location of the dispatch, and other conditions of the dispatch (including but not limited to salary) shall be determined through consultation between Party A and Party C.

Article 5 (Method of Selling Chemical Recycling Resin)

Party A, Party B, and Party C shall mutually consult and make a final decision on the method of selling the chemical recycling resin manufactured at the New Factory to third parties and the sales company. [In the event that a third party invests in the Project, Party A, Party B, and Party C shall endeavor to obtain the consent of the investor for the final decision.]

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Article 6 (Disclosure of the Memorandum to Third Parties)

Party A, Party B, and Party C shall not disclose the existence and content of this Memorandum to third parties without the consent of all parties. However, this shall not apply if the same level of confidentiality obligation is imposed when soliciting investment in the Project from third parties, if disclosure is legally required when applying for listing (including but not limited to the submission of registration statements to the Securities and Exchange Commission of the United States), or if disclosure is required by law.

Article 7 (Validity Period)

1.	This Memorandum shall take effect from the date of conclusion of the share subscription agreement (planned investment amount of 1 billion yen, hereinafter referred to as the “Share Subscription Agreement”) that is separately planned to be concluded between Party A and Party C.

2.	This Memorandum shall terminate on the earlier of the expiration date of the Period or the date on which Party C transfers all or part of the shares subscribed for based on the Share Subscription Agreement to a third party.

Article 8 (Consultation Matters)

Matters not stipulated in this Memorandum shall be determined through separate consultation between Party A, Party B, and Party C.

Article 9 (Governing Law and Agreed Jurisdiction)

1.	This Memorandum shall be governed by and construed in accordance with the laws of Japan.

2.	All disputes arising out of this Memorandum shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

(Signature Page Follows)

To certify the establishment of this Memorandum, three copies of this document have been prepared, and each party has signed and sealed them and retain one copy.

Date: March 21, 2024

Party A

12-2 Ogimachi, Kawasaki-ku, Kawasaki City, Kanagawa

JEPLAN, Inc.

Representative Director, Executive Officer and CEO, Masaki Takao

Party B

12-2 Ogimachi, Kawasaki-ku, Kawasaki City, Kanagawa

JEPLAN Holdings, Inc.

Representative Director, Masaki Takao

Party C

1-23-1 Azumabashi, Sumida-ku, Tokyo

Asahi Soft Drinks Co., Ltd.

Representative Director and CEO, Taichi Yoneme

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].